Exhibit 99.1

China Carbon Graphite Group, Inc. announces resignation of CFO Ting Chen; Zhengfang Yang appointed interim CFO

NEW YORK, September 2, 2010 -- China Carbon Graphite Group, Inc. (OTCBB:CHGI ) ( “China Carbon” or the “ Company”), the largest wholesale supplier of fine grain and high purity graphite in China and one of the nation's top overall producers of carbon and graphite products, today announced the resignation of Chief Financial Officer Ms. Ting Chen and the appointment of Mr. Zhengfang Yang  as its new interim Chief Financial Officer effective September 1, 2010.

The company appreciates the contributions that Ms. Ting Chen has made in the past few years. There was no disagreement between Ms. Chen and the Company which led to her resignation. The company is committed to finding a highly qualified candidate to serve as Chief Financial Officer.

In the interim, with the appointment of Mr. Yang we believe we will experience a smooth transition in our financial management due to his experience of having served as Chief Financial Officer of the Company’s operating subsidiary, Xingyong Carbon Company Ltd. since 2007. Mr. Yang is also a certified public accountant in China. We are pleased to have him step in as an interim basis until a suitable permanent Chief Financial Officer can be engaged.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon and graphite based products in China. The company is the largest wholesale supplier of fine grain and high purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare-earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the company was approved and designated by Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, visit http://www.chinacarbongroup.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

For more information, please contact:

     Investor Relations:
     Nuwa Group
     Mr. Kevin Fickle
     Tel:   +1-925-330-8315
     Email: Kevin@nuwagroup.com